Exhibit 5.1

                               LEHMAN & EILEN LLP
                            Mission Bay Office Plaza
                          20283 State Road 7, Suite 300
                              Boca Raton, FL 33498
                                 (561) 237-0804



                                                      May 15, 2006


         The Board of Directors
         Red Mile Entertainment, Inc.
         4000 Bridgeway, Suite 101
         Sausalito, CA 94965

                  Re: Registration Statement on Form SB-2

         Gentlemen:

                  At your request, we have examined the Registration Statement on Form SB-2 (the "Registration Statement") to which this letter is attached as Exhibit 5.1 filed by Red Mile Entertainment, Inc., a Delaware corporation (the "Company"), that is intended to register under the Securities Act of 1933, as amended (the "Securities Act"), 27, 098,742 shares of the Company's common stock which are issued and outstanding (the "Shares").

                  We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

                  Based on the foregoing, we are of the opinion that under Delaware law the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

                  We consent to the use of this opinion as an Exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof.


                                                     Very truly yours,




                                                     /s/ Lehman & Eilen LLP